Sarah McCoy
                                                                 804.788.6091
                                                                Michael Whitlow
                                                                 804.788.6116


             Albemarle Completes Acquistion of Rhodia's Polyurethane
                            Flame Retardants Business


Richmond, Va., July 24, 2003 - Albemarle Corporation (NYSE: ALB) has completed the acquisition of the phosphorus-based polyurethane flame retardants businesses of Rhodia. These products are used in rigid and flexible polyurethane foam applications. Albemarle has also acquired Rhodia's ammonium polyphosphate product range, which has applications in textiles, timber and coatings.

This addition to Albemarle's polymer business segment is expected to generate sales of about $65 million in its first year. Albemarle is acquiring a production site in Avonmouth in the United Kingdom, and will be supplied with flame retardants and intermediates manufactured at Rhodia's sites in Charleston S.C., and in Oldbury and Widnes in the United Kingdom. About 75 employees will join Albemarle as part of this transaction.

"This is an important acquisition in our strategy to become the leading flame retardants supplier in the industry," said Luc Van Muylem, Albemarle's global business director. "With this extensive new offering in the polyurethane area to add to our portfolio, we are offering our global consumers the best value and performance in all major flame retardant technologies."

According to Albemarle, the addition of the polyurethane flame retardants will greatly improve its ability to compete in the market for flame resistant furniture foams, an important safety issue receiving regulatory and legislative attention throughout the world. Furniture that complies with California Bureau of Home Furnishings Technical Bulletin 117 standards is being promoted by fire marshals and consumer groups in North America as one way to prevent death and injury in home fires.

The acquisition also brings a range of "non-halogenated" flame retardants to the portfolio, an area of focus for Albemarle in recent product development and acquisitions. Albemarle has a strong, leadership position in both bromine-based and mineral-based flame retardants, with global marketing supported by cost efficient production.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; pharmaceuticals; agricultural, automotive and industrial products; and construction and packaging materials. The company's two business segments, Polymer Chemicals and Fine Chemicals -- which includes custom manufacturing services for the life sciences market -- serve customers in more than 80 countries, generating revenue of approximately $1 billion. To learn more about the Company, go to www.Albemarle.com